Exhibit 99.1

TRANSDIGM TO ACQUIRE ACTUATION BUSINESS FROM TELEFLEX INCORPORATED

CLEVELAND, Nov. 29, 2010 /PRNewswire-FirstCall/ — TransDigm Group Incorporated (NYSE: TDG), announced today that it has entered into a definitive agreement to acquire the Actuation Business (Actuation or the Business) of Telair International Inc., a wholly-owned subsidiary of Teleflex Incorporated (NYSE: TFX), for approximately $94 million in cash. The acquisition, subject to receipt of Hart-Scott-Rodino approval and other customary closing conditions, is expected to close by December 31, 2010. Actuation, located in Simi Valley, California manufactures proprietary, highly engineered electro-mechanical products and other components for commercial and military aircraft. The Business has expected calendar 2010 revenues of approximately $25 million. Approximately two-thirds of the revenues come from the commercial aerospace market with the balance to the defense market. About two-thirds of the revenues come from the aftermarket.

The Business designs and manufactures highly engineered electro-mechanical actuators for wing flaps and slats, landing gears, military jet canopies, and other aircraft components such as gearboxes, cargo brake rollers, cargo fasteners, winches, and fuel valves. Major aircraft served include Boeing 737, 747, 767, 777 and F-16, C-130 military platforms.

W. Nicholas Howley, Chairman and CEO of TransDigm Group Incorporated stated, “Telair Actuation is a solid proprietary business with significant aftermarket content. The highly engineered products are a good fit with our overall strategy. The business has a broad installed base of product on Boeing commercial transports along with applications on a number of high use military platforms. The products will benefit both from the anticipated recovery in the commercial aerospace market and our value creation activities.”

About TransDigm Group

TransDigm Group, through its wholly-owned subsidiaries, is a leading global designer, producer and supplier of highly engineered aircraft components for use on nearly all commercial and military aircraft in service today. Major product offerings, substantially all of which are ultimately provided to end-users in the aerospace industry, include mechanical/electro-mechanical actuators and controls, ignition systems and engine technology, specialized pumps and valves, power conditioning devices, specialized AC/DC electric motors and generators, aircraft audio systems, specialized cockpit displays, engineered latching and locking devices, specialized lavatory components, engineered connectors and elastomers, rods and locking devices, NiCad batteries/chargers, and lighting and control technology.

WEB SITE: http://www.transdigm.com

CONTACT: Jonathan D. Crandall, Investor Relations, +1-216-706-2945, ir@transdigm.com